EXHIBIT B-2

LIBERTY STREET ADVISORS, INC.

VERIFICATION PURSUANT TO RULE 0-2(d)

The undersigned states he has duly executed the attached Application dated April 25, 2023, for and on behalf of Liberty Street Advisors, Inc.; that he is an Officer of such company; and that all action by officers, directors and other bodies necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further says that he is familiar with such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

LIBERTY STREET ADVISORS, INC.

By:	/s/ Timothy Reick

Name:	Timothy Reick

Title:	Chief Executive Officer

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